Exhibit 99.1

        Financing Supports Commercialization of Diagnostic Technology


    HUNTINGDON VALLEY, Pa., Oct. 26 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage diagnostics company developing and commercializing proprietary cell-based diagnostic and research products with an initial focus on cancer, announced today the extension of two credit facilities by a total of $17 million with Silicon Valley Bank, through its Mid-Atlantic practice, and GE Healthcare Financial Services' Life Science Finance group (a unit of GE Commercial Finance).

    The credit facility with Silicon Valley Bank represents a $12 million extension to an existing line of credit. The Company's current GE credit facility has been extended by $5 million. Immunicon will use the funds to finance the manufacture of the Company's cellular analysis platforms (CellSpotter(R) Analyzer and the CellTracks(R) AutoPrep System) for placement with customers and for general corporate purposes.

    Commenting on the credit facilities, James G. Murphy, Senior Vice President of Finance and Administration and Chief Financial Officer of Immunicon, said, "Immunicon is very fortunate to be working with two leading financial institutions that have both the resources and the understanding to provide banking solutions that work for entrepreneurial companies in the biotechnology and high-technology sectors."

    "We are pleased to extend this credit facility with Immunicon Corporation and to support the Company's continued growth," said Michael Hanewich, senior relationship manager, life sciences, Silicon Valley Bank. "Silicon Valley Bank strives to provide Immunicon, and other emerging and established technology and life science companies, with creative solutions and diversified financial services that will help them successfully execute their business objectives."


    About Immunicon

    Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.


    About Silicon Valley Bank

    Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life sciences and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, CA, the company serves more than 9,500 clients around the world through 26 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at http://www.svb.com.


    About GE Healthcare Financial Services, Life Science Finance

    GE Healthcare Financial Services, a unit of GE Commercial Finance, is the premier provider of capital, financial solutions and related services for the global healthcare market. With $13 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs and acquisition financing. Our Life Science Finance group delivers innovative and flexible financing solutions to help our customers preserve their cash and liquidity. For over a decade, we have assisted life science companies large and small, from the first venture round to post-IPO. With a portfolio exceeding $400 million, we have partnered with over 300 companies throughout the United States, Canada and Europe. For more information, visit http://www.GEHealthcareFinance.com.


    Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com



SOURCE  Immunicon Corporation
    -0-                             10/26/2004
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, +1-215-830-0777 ext. 121, jmurphy@immunicon.com, or Investors/Media, John Quirk (investors), +1-646-536-7029, jquirk@theruthgroup.com; or Greg Tiberend (media), +1-646-536-7005, gtiberend@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation /
    /Web site:  http://www.svb.com
                http://www.GEHealthcareFinance.com /
    (IMMC)

CO:  Immunicon Corporation; Silicon Valley Bank;
     GE Healthcare Financial Services
ST:  Pennsylvania
IN:  HEA MTC
SU: